As filed with the Securities and Exchange Commission on October 3, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2777218
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

550 South Tryon Street

Charlotte, North Carolina 28202-1803

(704) 382-3853

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Piedmont Natural Gas Company, Inc. Incentive Compensation Plan

(Full Title of the Plan)

Robert T. Lucas III

Duke Energy Corporation

550 South Tryon Street

Charlotte, North Carolina 28202-1803

(704) 382-3853

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	112,987	$80.25	$9,067,207	$1,051

(1)	Pursuant to the Agreement and Plan of Merger, dated as of October 24, 2015, by and between Duke Energy Corporation (“Duke” or the “Company”), Forest Subsidiary, Inc., a North Carolina corporation and a wholly-owned subsidiary of Duke Energy Corporation (“Merger Sub”) and Piedmont Natural Gas Company, Inc. (“Piedmont”), Duke has agreed that, effective upon and subject to the consummation of the merger, each Company Performance Share Award (as defined in the Merger Agreement) that was granted under the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan (the “Plan”) after the date of the Merger Agreement and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall cease to represent an award that can be settled in shares of Piedmont common stock, shall be assumed by Duke Energy Corporation and shall be converted into a Duke restricted stock unit award, on the terms set forth in the Merger Agreement. The assumed restricted stock units may be settled solely with shares of Duke, with appropriate adjustments to the number of shares underlying the Company Performance Share Award in accordance with the terms of the Merger Agreement.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Duke that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase or decrease in the number of outstanding shares of the common stock of Duke.

(2)	Estimated solely for the purpose of computing the amount of the registration fee under Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system by the New York Stock Exchange on September 29, 2016.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

As previously disclosed, Duke Energy Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2015, with Forest Subsidiary, Inc., a North Carolina corporation and a wholly-owned subsidiary of Duke Energy Corporation (“Merger Sub”) and Piedmont Natural Gas Company, Inc. (“Piedmont”) pursuant to which Merger Sub will merge with and into Piedmont and Piedmont will become, as a result of the Merger, a direct, wholly-owned subsidiary of Duke Energy Corporation (the “Merger”). Pursuant to the Merger Agreement, Duke Energy Corporation has agreed that, effective upon and subject to the consummation of the Merger, each Company Performance Share Award (as defined in the Merger Agreement) that was granted under the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan after the date of the Merger Agreement and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall cease to represent an award that can be settled in shares of Piedmont common stock, shall be assumed by Duke Energy Corporation and shall be converted into a Duke Energy Corporation restricted stock unit award, on the terms set forth in the Merger Agreement.

Unless otherwise stated or the context otherwise requires, references in this Registration Statement to “Duke Energy,” the “Registrant,” the “Company,” “we,” “our,” or “us” refer to Duke Energy Corporation, and its direct and indirect subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information required in Part I of this Registration Statement will be provided to each participant in the Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by Duke Energy are incorporated by reference in this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016;

•	The Company’s Current Reports on Form 8-K filed with the Commission on January 4, 2016, January 6, 2016, February 18, 2016, February 29, 2016, March 7, 2016, April 1, 2016, April 12, 2016, May 10, 2016, June 10, 2016, August 12, 2016, and August 25, 2016; and

•	The description of the Company’s common stock which is contained under the heading “Description of Capital Stock” in the Duke Energy Corporation prospectus dated September 23, 2016, filed as part of our Form S-3 registration statement File No. 333-213765, filed with the SEC on September 23, 2016, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this Registration Statement any filings made by us with the Commission in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this document.

Item 4.	Description of the Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director of ours shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under applicable law.

Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (i) if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses in any event. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Our bylaws further provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to our best interests except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

However, our bylaws provide that we will only provide indemnification pursuant to the bylaws (unless ordered by a court) if such indemnification is authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the bylaws. Such determination is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of directors who are not parties to such action, suit or proceeding designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders. Such determination is to be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on our behalf. To the extent, however, that a present or former director or officer of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Our bylaws further provide that except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.

The indemnification and advancement of expenses provided by, or granted pursuant to, our bylaws are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. It is our policy that indemnification shall generally be made to the fullest extent permitted by law. Our bylaws do not preclude indemnifying persons in addition to those specified in the bylaws but whom we have the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

We may also purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power or the obligation to indemnify such person against such liability under the provisions of the bylaws.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Document

3.1*	Amended and Restated Certificate of Incorporation of Duke Energy Corporation (filed with Form 8-K, filed May 20, 2014)

3.2*	Amended and Restated By-Laws of Duke Energy Corporation (filed with Form 8-K, filed January 6, 2016)

4.1*	Piedmont Natural Gas Company, Inc. Incentive Compensation Plan, as Amended and Restated Effective November 1, 2015 (filed in Appendix A to the Piedmont Natural Gas Company, Inc. Form DEF14A dated February 2, 2016, File No. 1-6196)

4.2	First Amendment to Amended and Restated Piedmont Natural Gas Company, Inc. Incentive Compensation Plan, dated October 3, 2016

5	Opinion of Robert T. Lucas III

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation

23.2	Consent of Robert T. Lucas III (contained in Exhibit 5)

24.1*	Power of Attorney of certain officers and directors of Duke Energy Corporation (filed with Form S-3; File No. 333-213767, filed September 23, 2016, as Exhibit 24.1)

24.2	Resolution of Duke Energy Corporation regarding Power of Attorney

*	Previously filed and incorporated herein by reference thereto.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however,

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Duke Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 3, 2016.

DUKE ENERGY CORPORATION
(Registrant)

By:	/s/ Lynn J. Good
Name:	Lynn J. Good
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

(i) Principal executive officer:

Lynn J. Good*

Director and Chairman, President and Chief Executive Officer

(ii) Principal financial officer:

Steven K. Young*

Executive Vice President and Chief Financial Officer

(iii) Principal accounting officer:

William E. Currens, Jr.*

Senior Vice President, Chief Accounting Officer and Controller

(iv) A majority of the Directors:

Michael J. Angelakis*

Michael G. Browning*

Daniel R. DiMicco*

John H. Forsgren*

Lynn J. Good*

Ann Maynard Gray*

John T. Herron*

James B. Hyler Jr.*

William E. Kennard*

E. Marie McKee*

Charles W. Moorman IV*

Carlos A. Saladrigas*

Date: October 3, 2016

*	The undersigned, by signing his name hereto, does hereby sign this document on behalf of the registrant and each of the above named persons indicated above by asterisks, pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ Robert T. Lucas III
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1*	Amended and Restated Certificate of Incorporation of Duke Energy Corporation (filed with Form 8-K, filed May 20, 2014)

3.2*	Amended and Restated By-Laws of Duke Energy Corporation (filed with Form 8-K, filed January 6, 2016)

4.1*	Piedmont Natural Gas Company, Inc. Incentive Compensation Plan, as Amended and Restated Effective November 1, 2015 (filed in Appendix A to the Piedmont Natural Gas Company, Inc. Form DEF14A dated February 2, 2016, File No. 1-6196)

4.2	First Amendment to Amended and Restated Piedmont Natural Gas Company, Inc. Incentive Compensation Plan, dated October 3, 2016

5	Opinion of Robert T. Lucas III

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation

23.2	Consent of Robert T. Lucas III (contained in Exhibit 5)

24.1*	Power of Attorney of certain officers and directors of Duke Energy Corporation (filed with Form S-3; File No. 333-213767, filed September 23, 2016, as Exhibit 24.1)

24.2	Resolution of Duke Energy Corporation regarding Power of Attorney

*	Previously filed and incorporated herein by reference thereto.